GeneLink Anticipates Completion of Audit

Trading Symbol Change Expected To Be Temporary

Orlando, Florida – April 27, 2012 – On April 19, 2012, GeneLink's common stock began trading under the symbol "GNLKE" instead of “GNLK.”  Management expects that this will be temporary as it is due to the late filing of the Company's Annual Report on Form 10K for the period ended December 31, 2011. The Company anticipates that all work should be complete and its Annual Report on Form 10K for the period ended December 31, 2011 is anticipated to be filed on or before May 18, 2012.   Upon completion of the annual audit and filing of the Form 10K, the Company anticipates that its trading symbol will return to "GNLK."

On March 5, 2012, GeneLink, Inc. (the “Company”) was notified that the Public Company Audit Oversight Board (“PCAOB”) announced that it had suspended for one year the registration of Buckno Lisicky & Company, P.C. (“Buckno”), the Company’s prior independent registered accountants, for Buckno’s failure to timely file its own 2010 and 2011 annual reports with the PCAOB. In light of the foregoing actions by the PCAOB, on March 5, 2012, Buckno resigned as the Company independent registered auditor and its resignation was accepted by the Company's Audit Committee.

The Company has engaged Cross, Fernandez and Riley, LLP (“CFR”), an independent member of the BDO Seidman, LLP Alliance network of firms, to be the Company’s independent registered public accounting firm as approved by Audit Committee and ratified by the Board of Directors.  Because CFR was consulted by the Company in 2011 with regard to an isolated transaction, GeneLink has retained a separate auditing firm, Hancock Askew & Co, LLP, to audit its 2011 financial results.

About GeneLink Biosciences, Inc.:

GeneLink Biosciences is a 17-year old leading biosciences company specializing in consumer genomics. GeneLink’s patented technologies include proprietary DNA test assessments linked to personalized health, beauty and wellness applications and products. Its DNA assessments provide information that enables the customization of nutritional and skincare products designed and manufactured to fulfill each individual consumer’s wellness needs. For more information visit www.genelinkbio.com

This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GeneLink disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink Biosciences, Inc.	GeneLink Investor Relations:
Bernard L. Kasten, Jr., M.D., Chairman and CEO	Tel: 407-772-7164
Tel: 800-558-4363	Email: IR@genelinkbio.com